Exhibit 10.2

Dear Kevin,

     As an Employment Contract dated 04/01/02, Internet Development, Inc., (the "Company") is pleased to offer you employment. This offer is made on the following terms:

     Position - You will serve in a full-time capacity as Chairman of the Board of Directors of Internet Development, Inc. (The "Company") effective April 01, 2002. By signing this employment agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

     Signing Bonus - Upon acceptance of this agreement the Board of Directors has approved a Signing Bonus of 35,000 dollars. This is a one-time payment and is not to be considered as part of any ongoing commitment for compensation. This payment will be made upon completion of your six month anniversary, so long as you are still employed by the company and performing your responsibilities as outlined in this employment agreement. Unless written notification is provided indicating that you are not performing your employment obligations this Signing Bonus will be paid in full on October 1, 2002.

     Salary - Your target annual cash compensation, including base salary, will be $225,000.00. Your base salary will be paid twice monthly at the annualized rate of $150,000.00. In addition to your base salary you will be eligible to earn commissions of $4,000.00 per month. Your commission plan will be tied to objectives set by the Board of Directors. The Company agrees to pay your full commission for the first 90 days of employment while performance criteria and the Company is developing business plans. The Company agrees that you will always receive at least 50 percent of your target commission, so long as you are employed and in good standing with the Company. The remaining 50 percent will be discretionary, based on specific objectives, which will be determined by the Board of Directors. If the Board fails, in any given month, to provide you with written monthly commission objectives, outlining the specific criteria by which you are to be measured, the Company will be obligated to pay you 100 percent of your monthly commission target ($4,000.00 per month).

     Incentive Bonuses - In addition to your base salary and commission you will be eligible for an annual incentive bonus of 27,000 dollars. Such bonus shall be awarded based on objectives and criteria established in advance by the Board of Directors, and may be in the form of either cash or stock. If the Board fails to provide written objectives in a document, which both parties sign and agree with, then your annual bonus will be paid in full.

     Stock Options - The Company's Board of Directors has agreed to grant you an option to purchase a certain number of shares of the Company's Common Stock, which will be approximately nine percent of the Company's issued and outstanding shares. The total number of options in 2002 will not exceed One Million Shares. The options will be subject to the terms and conditions applicable to options granted that will be defined within the Company's 2002 Stock Plan, as described in that Plan and the applicable stock option agreement. All of these options are vested immediately and can be immediately exercised at your discretion. The strike price for said options is twenty cents per share. The Board of Directors will determine a leak out agreement, which will specify the number of shares that you will be allowed to sell in any given quarter. All SEC regulations and requirements will supercede any terms outlined in this agreement and will govern the terms required for the selling of options granted to you in this employment contract. The terms described in this paragraph will survive any merger or acquisition.



     Vacation and Employee Benefits - During the term of your employment, you will be eligible for paid vacations in accordance with the Company's policy for executives and officers of the company. The current executive plan allows for 4 weeks of vacation, with two-weeks accrual from year to year if unused by December 31, 2002. Sick leave will accrue at six days per year. During the term of your employment, you will also be eligible to participate in our executive medical and dental benefit plans, which will be paid in full by the Company, along with all other benefit programs which may be offered by the Company.

     Severance - In the event that the Company, with or without cause, terminates your employment, you shall be entitled to receive full compensation based on your full target package ($225,000 per year) for a period of four months following the date of said termination. However, in the event that you terminate your employment with the Company of your own volition, you shall not be entitled to any form of severance compensation.

     Proprietary Information and Inventions Agreement - Like all Company employees you will be required, as a condition to your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement.

     Period of Employment - Your employment with the Company will be "at will" in that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this agreement. This is the full and complete agreement between you and the Company on this term.

     Withholding Taxes - All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

     Entire Agreement - This letter contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

     Amendment and Governing Law - This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The term of this letter agreement and the resolutions of any disputes will be governed by the State of Utah.

     Please acknowledge your acceptance of this agreement by signing below. This agreement is deemed to be in full force and effect at the time and date you execute this agreement. The Board of Directors has approved the terms of this agreement and your signature below obligates the Company to all of the terms and conditions of this employment contract.

                            /s/ Kevin R. Griffith
Accepted By:                ____________________________________
                            Kevin R. Griffith

Date:                       April 01, 2002


Approved and Accepted By:   /s/ Steve Comer
                            _____________________________________
                            Steve Comer

Company:                    Internet Development, Inc.
Title:                      President and Chief Executive Officer
Date:                       April 01, 2002